Exhibit 23.1



                  Independent Auditors' Consent
                  -----------------------------


The Board of Directors
Pepsi Cola Puerto Rico Bottling Company:

We consent to incorporation by reference in the registration statement on Form S-8 of Pepsi Cola Puerto Rico Bottling Company covering the registration of 2,516,667 shares of Class B Common Stock, par value of $0.01 per share, to be filed on November 12, 1997 of our report dated December 9, 1996, relating to the consolidated balance sheets of Pepsi Cola Puerto Rico Bottling Company and subsidiaries as of September 30, 1996 and 1995 and the related consolidated statements of income/(loss), shareholders' equity and cash flows for each of the years in the three-year period ended September 30, 1996, which report appears in the September 30, 1996 annual report on Form 10-K of Pepsi Cola Puerto Rico Bottling Company.

We also consent to the reference to our firm under the caption "Experts" in this Registration Statement.

                    /s/ KPMG Peat Marwick LLP




KPMG Peat Marwick LLP
San Juan, Puerto Rico
November 12, 1997

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